Exhibit 10.59

ENGAGEMENT AGREEMENT

THIS AGREEMENT made and entered into this 14th day of October, 2022 by and between Polished.com Inc., a Delaware corporation, having a principal place of business at 1870 Bath Avenue, Brooklyn, NY 11214, hereinafter referred to as “Polished.”, and J.E. Rick Bunka of Point North LLC, a Ohio limited liability company, having a principal place of business at 205 Falling Stone Drive, Holly Springs, NC 27540, hereinafter referred to as the “Consultant.”

W I T N E S S E T H:

WHEREAS, Polished.com desires to retain the services of Consultant, and Consultant is willing to be retained as a consultant and independent contractor to Polished.com, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and intending to be legally bound hereby, the parties agree as follows:

1. Consulting Services.

(a) Polished.com hereby retains the Consultant, and the Consultant hereby agrees, to perform the role of Interim Chief Executive Officer for Polished.com (the “Consulting Services”) on the terms and conditions set forth herein. During the Term (as defined below), the Consultant shall be required to devote such time in rending services as shall be mutually agreeable to Polished.com and the Consultant. Consultant shall report to Polished.com Board of Directors. Consultant is expected to perform the Consulting Services full-time and not to undertake any activities which conflict with Consultant’s obligations to the Company; provided, however, that time spent on reasonable inquiries from noncompetitive entities for which you maintain a consulting relationship as of the commencement date of the Term shall not be a violation hereto. To that end, Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement.

(b) Consultant hereby agrees (i) to comply at all times with all applicable laws and, to the extent disclosed to Consultant, policies of Polished.com in connection with the performance of the Consulting Services and (ii) to use Consultant’s best efforts in all aspects of performing the Consulting Services and to provide any such Consulting Services in a good, timely, efficient, professional, diligent and workmanlike manner.

(c) Consultant shall furnish and submit intermediate reports to Polished.com Board (hereafter referred to as “The Board”) in such form, timing and number as may be reasonably requested by The Board as may be reasonably requested concerning the work and services performed under this Agreement.

2. Term. The term (“Term”) of this Agreement shall commence on October 14, 2022, for a period of 6 months unless extended upon mutually agreed upon terms. For the sake of clarity, either side can earlier terminate the Term upon ten (10) days written notice to the other. If the contract is early terminated by Polished, and Consultant has not committed any act of “Cause” as determined by the Board in its sole discretion (and shall include, but not be limited to, material breach of this Agreement, willful misconduct, gross negligence, or commission of a crime), then the initial retainer under subsection 3(b) will serve as the termination fee and shall not be required to be returned, provided the Consultant signs a release agreement in a form provided by the Company and abides by any restriction provided for herein.

3. Compensation.

(a) During the Term, Polished.com shall pay the Consultant a consultant fee of $16,826.92 per week (the “Consulting Fee”), payable as set forth in Section 3(b) below. Consultant will be reimbursed for travel to and from North Carolina as well as any normal and customary travel expense associated with the role upon provision of receipts in a form provided by the Company’s policies. The Company will provide Consultant with hotel or temporary housing and ground transportation as reasonably determined by the Company through the term of the agreement, or the earlier of becoming a full time Polished.com employee. During the Term, Polished.com shall also reimburse the Consultant for all reasonable and necessary expenses incurred by the Consultant in performing the Consulting Services In addition to payment of services, Consultant is eligible for (a) a Success Fee equal to $2,187,500 (“Success Fee”) and (b) a Leadership Transition fee of $437,500 (the “Leadership Transition Fee”). The Change of Control Fee shall be earned if, during the Term, the Company consummates a Change in Control (as defined in the Company’s 2020 Equity Incentive Plan) and Consultant is performing services (and have not given notice) through the date of closing of such Change in Control. The Leadership Transition Fee shall be paid if, in the Board’s sole determination, the Consultant has materially assisted in the successful transition to permanent executive leadership during the Term. If earned, Consultant shall be paid the Success Fee in a lump sum within thirty (30) days subsequent to the closing of the Change in Control. If earned, the Success Fee shall be paid within thirty (30) days subsequent to the end of the Term. No Success Fee or Leadership Transition Fee shall be payable unless (a) Consultant executes any documents reasonably requested by the Company and (b) has not committed any act of Cause as determined by the Board in its sole discretion.

(b) Polished.com will establish an initial retainer of $100,000, paid in advance on or as soon as practicable following the start of the Term. Thereafter Consultant will invoice Polished.com on a monthly basis in arrears for the services and expenses incurred by the Consultant pursuant to this Agreement. Payment on Consultant’s invoices shall be made within 10 days of receipt by Polished.com. For the sake of clarity, the Consultant shall return any portion of the initial retainer on a pro-rata basis in the event of a termination of the Term prior to the six week anniversary thereof.

4. Independent Contractor Status. Consultant shall be an independent contractor and Consultant acknowledges, and confirms to Polished.com, Consultant’s status as that of an independent contractor. Nothing herein shall be deemed or construed to create a joint venture, partnership, agency, or employee/employer relationship between the parties for any purpose, including but not limited to taxes or employee benefits. Consultant will be solely responsible for payment of any and all taxes and insurance, including without limitation medical insurance. Consultant will submit to Polished.com upon request evidence of compliance with the provisions of this paragraph in a form and manner satisfactory to Polished.com. . Consultant acknowledges and agrees that Consultant shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or any liability related to the withholding of such taxes.

5. Power to Act on Behalf of Polished.com. Consultant shall perform the duties of Interim Chief Executive Officer have the power and authority to represent Polished.com in conformance with the company governance procedures established by the Board from time to time. Consultant shall report to the Board.

6. Confidential Information.

(a) The Consultant acknowledges that while rendering the Consulting Services the Consultant will occupy a position of trust and confidence. The Consultant in the performance of the Consulting Services may have access to and become familiar with “Confidential Information,” as defined below. Both during the Term of this Agreement and thereafter, Consultant covenants and agrees that Consultant (a) shall exercise utmost diligence to protect and safeguard the Confidential Information; (b) shall not disclose to any third party any such Confidential Information, except as may be required in the course of Consultant’s performance of the Consulting Services and authorized by Polished.com in writing and/or required by laws and /or court requirement; and (c) shall not use, directly or indirectly, for Consultant’s own benefit or for the benefit of another, any such Confidential Information. Consultant acknowledges that Confidential Information has been and will be developed and acquired by Polished.com by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of Polished.com’ business, and that its disclosure would cause substantial and irreparable injury to Polished.com’ business.

(b) “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, Consultant in connection with Consultant’s past, present or future involvement with Polished.com and that relates to the business, products, services, research or development of Polished.com or any of its subsidiaries, affiliates or its suppliers, distributors or customers. Confidential Information includes but is not limited to the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods);  (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of Polished.com’ or any of its subsidiaries, affiliates, suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto or other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Confidential Information shall not include information that Consultant can demonstrate: (a) is publicly known through no wrongful act or breach of obligation of confidentiality; or (b) was rightfully received by Consultant from a third party without a breach of any obligation of confidentiality by such third party.

7. Work Product.

(a) All Work Product shall be made for hire by the Consultant for Polished.com or any of its subsidiaries or affiliates and will be the sole and exclusive property of Polished.com. “Work Product” means all ideas, discoveries, inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information, whether or not patentable or reduced to practice or comprising Confidential Information, and any copyrightable work, trade mark, trade secret or other intellectual property rights, whether or not comprising Confidential Information, and any other form of Confidential Information, any of which relate to Polished.com or any of its affiliates or subsidiaries actual or anticipated business, research and development or existing or future products or services and which:

(i) were or are conceived, reduced to practice, contributed to or developed or made by Consultant, whether alone or jointly with others and whether on Polished.com’ premises or elsewhere within the scope of the Consultant’s duties hereunder;

(ii) relates to the business and operation of Polished.com or any subsidiary or affiliate, including but not limited to any product, service, or other item which would be in competition with the products or services offered by Polished.com or any subsidiary or affiliate or which is related to products or services of Polished.com or any subsidiary or affiliate, whether presently existing, under development, or under active consideration; or

(iii) was, in whole or in part, the result of the Consultant’s use of Polished.com’ resources, including without limitation personnel, computers, equipment, facilities, Confidential Information or otherwise.

(b) Consultant will disclose promptly to Polished.com any and all Work Product. During the Term of this Agreement and after termination of this Agreement, if Polished.com should then so request, the Consultant agrees to assign and does hereby assign to Polished.com all rights in the Work Product.

8. Nondisparagement. The Parties to this Agreement agree not to make any disparaging statements that reflect negatively on the reputation or good name of the Parties. Nothing herein shall be read to require any untruthful statement under oath or as otherwise required by law or regulatory process.

9. Nonsolicitation During the Term and for a two year period following the termination of the Term for any reason, Consultant will not (shall not, directly or indirectly (other than in furtherance of the business of the Company), (a) initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12- month period, an employee of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Consultant shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person; or (b) initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its affiliates, or any actual customer leads whose identity the Consultant learned during the course of his engagement with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

10. Indemnification. Polished.com agrees to indemnify, defend, and hold harmless Consultant in accordance with the Company’s charter, bylaws, and applicable law. The Company shall also secure and maintain a Directors and Officers insurance policy covering Consultant of sufficient size, scope and term as determined by the Board of Directors in its sole discretion to be commercially reasonable for a company of this type and size. Nothing herein shall be interpreted as obligating Polished.com to indemnify Consultant against its willful misconduct.

11 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the Consulting Services and contains all of the covenants and agreements between the parties with respect to the matters contained herein. No alterations, amendments, changes or additions to this Agreement will be binding upon either the Consultant or Polished.com unless in writing and signed by both parties. No waiver of any right arising under this Agreement made by either party will be valid unless set forth in writing signed by both parties.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

13. Successors and Assigns. Each Party may not assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. Consultant may not subcontract any portion of this Agreement or the Consulting Services provided for hereunder.

14. Arbitration. All disputes arising under this Agreement or with respect to its interpretation or enforcement not otherwise resolved by the parties shall be decided by arbitration. The arbitration shall be held in the State of Missouri for determination by the American Arbitration Association in accordance with its then existing rules pertaining thereto using one arbitrator. The decision of the arbitrator shall be final and binding upon all parties and judgment upon the award may be entered in any Court having jurisdiction thereof. Filing fees and other costs assessed by the American Arbitration Association shall initially be shared between and paid equally by the parties provided that the non-prevailing party in such arbitration, within thirty (30) days following a final determination of such arbitration, shall reimburse the prevailing party for any such fees and costs previously advanced by the prevailing party to the extent so awarded by the arbitrator.

15. Injunctive Relief. If the Consultant breaches any of the provisions of Sections 6 through 9 hereof (collectively, the “Restrictive Covenants”), the Company and its affiliates shall, in addition to the rights set forth in Section 14 hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates.

16. Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions

17. Waiver. The rights and remedies herein specified are cumulative and, except as otherwise herein provided, are not exclusive of any rights or remedies which any party hereto would otherwise have.

18. Notice. All notices of other communication which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by registered or certified mail, postage prepaid, or by overnight carrier at the address set forth in the heading of this Agreement.

19. Exceptions. Nothing contained in this agreement is intended to impede, prohibit or restrict Consultant (or an attorney acting on Consultant’s behalf) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, Commodity Futures Trading Commission (“CFTC”), FINRA, or any other state or federal regulatory authority or self-regulatory organization regarding this agreement or its underlying facts or circumstances, or about a possible violation of securities laws (or recovering any remuneration for doing so), the Commodities Exchange Act, or employment laws, or exercising rights under the federal Defend Trade Secrets Act (“DTSA”) which provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. This paragraph does not, however, authorize Consultant to disclose information obtained through a communication that is subject to the attorney-client privilege or the work product doctrine.

20. Conflicts with this Agreement. Consultant represents and warrants that Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques, and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.

21. Full-Time Employment Agreement. In the event the parties by mutual desire intend to retain Consultant as a full-time Chief Executive Officer, the Company shall use reasonable best efforts to provide a compensation package reflecting any change in value in the stock price of the Company between the effective date of this agreement and the start date of any full-time employment. For the sake of clarity nothing here requires the Company to retain Consultant as a full-time employee or to provide any specific compensation package.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have set their hands and seals the day and year first above written.

POLISHED.COM INC.:

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

Point North LLC:

/s/ J.E. “Rick” Bunka
Name:	J.E. “Rick” Bunka
Title:	Principal